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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of The Interpublic Group of Companies, Inc. for the public debt offering and to the incorporation by reference therein, of our report, dated 3 February 1999, on the consolidated financial statements of International Public Relations plc, which appears in the Current Report on Form 8-K dated 17 July 2000, of the Company and which statements are included in the supplemental consolidated financial statements of the Company incorporated in the Registration Statement by reference to such Current Report on Form 8-K.

/s/ ERNST & YOUNG

ERNST & YOUNG

23 August 2000
London, England